SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21.1

Name of Subsidiary	State or Other Jurisdiction of Incorporation

Cabot Safety Intermediate Corporation	Delaware
Aearo Canada Ltd.	Canada
Aearo SRL	Italy
Aearo Proteccion Laboral SA	Spain
Aearo SARL	France
Aearo LPE Holding SARL	France
Aearo LPE	France
Aearo do Brasil Ltda.	Brazil
Aearo Peltor AB	Sweden
Peltor Holding AB	Sweden
Peltor AB	Sweden
Aearo Ltd.	United Kingdom
Peltor Ltd.	United Kingdom
Aearo GMBH	Germany
Peltor Forvaltnings AB	Sweden
Peltor Communications A/S	Norway
Peltor AG	Switzerland
Aearo Trading (Shenzhen) Co., Limited	People’s Republic of China
Eastern Safety Equipment Company	New York